Exhibit 99.1

News Release

Babcock & Wilcox Announces First Quarter 2017 Results
- Power segment in line with expectations; gross margin performance remains solid
- Strong Industrial bookings led by B&W SPIG's U.S. awards
- Renewable segment on target
- Maintaining 2017 adjusted EPS guidance

(CHARLOTTE, N.C. – May 9, 2017) – Babcock & Wilcox Enterprises, Inc. ("B&W") (NYSE: BW) announced today first quarter 2017 revenues of $391.1 million, a decrease of $13.0 million, or 3.2%, compared to the first quarter of 2016. GAAP earnings per share in first quarter 2017 were a loss of $0.14 compared to earnings per share of $0.20 in first quarter 2016. Adjusted earnings per share were $0.04 for the three months ended March 31, 2017 compared to adjusted earnings per share of $0.29 in the prior year period. A reconciliation of non-GAAP results is detailed in Exhibit 1.

"First quarter results were slightly ahead of our expectations driven by good gross margin performance in Power and disciplined cost control throughout the organization," said Mr. E. James Ferland, Chairman and Chief Executive Officer. "Our Renewable segment project portfolio is performing within the revised cost and schedule forecast we provided earlier in the year. Integration of B&W Universal within our Industrial segment is going well, and we are excited about the cost and revenue synergies we see ahead of us, as highlighted by B&W SPIG's strong U.S. bookings this quarter.”

"We remain committed to our longer-term strategy of optimizing the Power business, broadening the Renewable segment's global footprint under an improved business model, and growing the Industrial segment" continued Mr. Ferland. "Our transformation into a more diversified engineered solutions company is on track, and while our focus is on project execution and integration in the near-term, we look forward to pursuing additional value-added acquisitions in 2018, focusing on industrial companies with good technology and synergy potential, thereby driving value for both our customers and our shareholders."

Results of Operations

Consolidated revenues in first quarter 2017 were $391.1 million, a decrease of $13.0 million compared to $404.1 million in first quarter 2016, due primarily to the decreased volume in the Power segment, but mitigated by an increase in revenues in the Industrial and Renewable segments. The GAAP operating loss in first quarter 2017 was $8.8 million as compared to operating income of $17.3 million in first quarter 2016. Adjusted operating income in first quarter 2017 was $3.2 million, a decrease of $19.6 million compared to adjusted operating income of $22.8 million in first quarter 2016, due mainly to volume in the Power segment and lower profitability in the Renewable segment.

First quarter 2017 revenues for the Power segment decreased 32.0% to $196.3 million compared to $288.7 million in the prior year period. Revenues decreased as a result of lower activity in retrofits and new build utility and environmental work, which was in line with expectations. Gross profit in the Power segment in first quarter 2017 was $43.0 million, compared to $59.5 million in the prior year period, due to lower volume but partially offset by good execution and benefits from the proactive restructuring plan introduced in mid-2016. As a result, gross profit margin was 21.9% in first quarter 2017, compared to 20.6% in first quarter 2016.

Revenues in the Renewable segment were $105.5 million for the first quarter of 2017, versus $83.8 million in the corresponding period in 2016, an increase of $21.8 million. Renewable segment gross profit was $10.6 million in the first quarter of 2017, $2.8 million lower than the $13.4 million gross profit reported in the prior year first quarter as higher revenue was offset by lower profitability on renewable contracts.

The Industrial segment revenue increased 184% to $92.2 million in first quarter 2017 compared to $32.5 million in first quarter 2016, due to the addition of B&W SPIG, which the Company acquired on July 1, 2016, and Universal Acoustic & Emission Technologies, Inc. (B&W Universal), which was acquired on January 11, 2017. Gross profit in the Industrial segment was $15.3 million in first quarter 2017, a $7.6 million increase compared to $7.8 million in the prior year period. Year over year, gross profit increased due to the contributions of B&W SPIG and B&W Universal, partially offset by the lower levels of activity in the balance of the segment.

Universal Acquisition

As previously announced, on January 11, 2017, B&W acquired Universal Acoustic & Emission Technologies, Inc. for approximately $52.5 million in cash, net of $4.4 million cash acquired in the business combination. B&W Universal, which provides custom-engineered acoustic, emission, and filtration solutions to the natural gas power generation, mid-stream natural gas pipeline, locomotive and general industrial end-markets, is a bolt-on acquisition for B&W MEGTEC. B&W Universal is included in the Industrial segment; it is expected to generate roughly $80 million of annual revenue and to be earnings accretive in 2017.

Liquidity

The Company’s cash and cash equivalents balance, net of restricted cash, was $46.3 million at the end of first quarter 2017. The outstanding balances under revolving credit facilities totaled $102.6 million as of March 31, 2017 compared to $24.0 million at December 31, 2016. The increase in borrowings under revolving credit facilities was as expected, and mainly due to the funding of the Universal acquisition and costs associated with Renewable segment contracts.

Maintaining Full Year 2017 Outlook

•	Revenue to be approximately $1.8 billion.

•
Adjusted EPS in the range of $0.75 to $0.95. Adjusted EPS excludes intangible asset amortization expense, restructuring expenses, acquisition and integration costs, non-cash mark-to-market adjustments for pension and other post-retirement benefits and spin-off transaction costs.

•	Adjusted tax rate in the range of 32% to 34%.

As more fully described in Exhibit 1, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EPS for the full year to a comparable GAAP range.

Conference Call to Discuss First Quarter 2017 Results

Date:        Wednesday, May 10, 2017, at 8:30 a.m. EDT
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2017; our projected tax rate; our projected operating margin improvements, savings and restructuring costs; project execution; and growth through acquisitions. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to realize anticipated savings and operational benefits from our restructuring plan; our ability to successfully integrate B&W SPIG and B&W Universal and realize the expected synergies from the acquisitions; our ability to realize the benefits of expected cross-selling opportunities from the B&W SPIG and B&W Universal acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including our efforts to enhance its resources and infrastructure; changes in the jurisdictional mix of our income and losses; disruptions experienced with customers and suppliers; the inability to retain key personnel; adverse changes in the industries in which we operate; delays, changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 5,000 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Chase Jacobson         Ryan Cornell

Vice President, Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended March 31, 2017
	GAAP	Restructuring and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(8.8)	$3.0	$1.9	$1.1	$(2.8)	$6.0	$3.2
Other income (expense)	(2.0)	—	—	—	(2.0)	—	$(2.0)
Income tax (expense) benefit	4.0	(0.8)	(0.3)	(0.3)	2.6	(1.9)	$0.7
Net income (loss)	$(6.8)	$2.2	$1.7	$0.8	$(2.2)	$4.1	$1.9
Net loss attributable to non-controlling interest	(0.2)	—	—	—	(0.2)	—	$(0.2)
Net income (loss) attributable to shareholders	$(7.0)	$2.2	$1.7	$0.8	$(2.4)	$4.1	$1.7

Diluted EPS - continuing operations	$(0.14)	$0.05	$0.03	$0.02	$(0.05)	$0.08	$0.04

Income tax rate	36.7%				54.6%		(58.1)%

	Three Months Ended March 31, 2016
	GAAP	Restructuring and spin-off transaction costs	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$17.3	$4.0	$21.3	$1.5	$22.8
Other income (expense)	—	—	—	—	—
Income tax (expense) benefit	(6.6)	(0.2)	(6.8)	(0.5)	(7.4)
Net income (loss)	$10.6	$3.8	$14.4	$1.0	$15.4
Net loss attributable to non-controlling interest	(0.1)	—	(0.1)	—	(0.1)
Net income (loss) attributable to shareholders	$10.5	$3.8	$14.3	$1.0	$15.3

Diluted EPS - continuing operations	$0.20	$0.07	$0.27	$0.02	$0.29

Income tax rate	38.5%		32.2%		32.2%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

2017 Outlook

Management has provided full year adjusted earnings per diluted share ("adjusted EPS") guidance of $0.75 to $0.95. It is not possible for management to identify the amount or significance of future adjustments associated with potential mark to market adjustments to our pension and other postretirement benefit plan liabilities or other non-routine costs that we adjust in our presentation of adjusted EPS guidance. These items are dependent on future events and/or market inputs that are not reasonably estimable at this time. In addition, the estimated tax rate can have additional variability from estimate due to changes in jurisdictional mix and impacts from deferred tax asset valuation allowances. Accordingly, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EPS for the full year included in the 2017 Outlook section of this earnings release to a comparable GAAP range. However, items excluded from our adjusted EPS guidance include the historical adjustments noted in the tables above, and our adjusted EPS guidance also excludes future estimable adjusting items, including intangible amortization of $0.25 to $0.26 per share, charges relating to previously announced restructuring initiatives of $0.13 to $0.17 per share, additional spin costs of approximately $0.02 per share, additional acquisition and integration costs of approximately $0.04 to $0.05 per share, and benefits from asset sales of approximately $0.01.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues	$391.1	$404.1
Costs and expenses:
Cost of operations	328.2	324.0
Selling, general and administrative expenses	67.0	58.7
Restructuring activities and spin-off transaction costs	3.0	4.0
Research and development costs	2.3	2.8
Total costs and expenses	400.5	389.5
Equity in income (loss) of investees	0.6	2.7
Operating income (loss)	(8.8)	17.3
Other income (expense):
Interest income	0.1	0.3
Interest expense	(1.8)	(0.4)
Other – net	(0.4)	0.1
Total other income (expense)	(2.0)	0.0
Income (loss) before income tax expense	(10.8)	17.2
Income tax expense (benefit)	(4.0)	6.6
Net income (loss)	(6.8)	10.6
Net income attributable to noncontrolling interest	(0.2)	(0.1)
Net income (loss) attributable to shareholders	$(7.0)	$10.5

Basic earnings (loss) per share	$(0.14)	$0.20

Diluted earnings (loss) per share	$(0.14)	$0.20

Shares used in the computation of earnings per share:
Basic	48.7	51.6
Diluted	48.7	52.2

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)
(In millions, except per share amount)

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$46.3	$95.9
Restricted cash and cash equivalents	25.0	27.8
Accounts receivable – trade, net	311.2	282.3
Accounts receivable – other	68.4	73.8
Contracts in progress	161.1	166.0
Inventories	89.3	85.8
Other current assets	46.3	46.0
Total current assets	747.5	777.5
Net property, plant and equipment	147.0	133.6
Goodwill	283.7	267.4
Deferred income taxes	155.8	163.4
Investments in unconsolidated affiliates	101.6	98.7
Intangible assets	85.4	71.0
Other assets	16.8	17.5
Total assets	$1,537.8	$1,529.1

Foreign revolving credit facilities	$12.6	$14.2
Accounts payable	225.0	220.7
Accrued employee benefits	40.4	35.5
Advance billings on contracts	158.3	210.6
Accrued warranty expense	42.8	40.5
Other accrued liabilities	68.0	96.0
Total current liabilities	547.2	617.5
Pension liabilities and accumulated postretirement benefit obligations	296.0	301.3
United States revolving credit facility	90.0	9.8
Other noncurrent liabilities	40.6	39.6
Total liabilities	973.7	968.2
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200.0 shares; issued 48.8 and 48.7 shares at March 31, 2017 and December 31, 2016, respectively	0.5	0.5
Capital in excess of par value	812.2	806.6
Treasury stock at cost, 5.7 and 5.6 shares at March 31, 2017 and December 31, 2016, respectively	(104.7)	(103.8)
Retained earnings (deficit)	(121.7)	(114.7)
Accumulated other comprehensive loss	(31.2)	(36.5)
Stockholders' equity attributable to shareholders	555.1	552.1
Noncontrolling interest	9.0	8.8
Total stockholders' equity	564.1	561.0
Total liabilities and stockholders' equity	$1,537.8	$1,529.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$(6.8)	$10.6
Non-cash items included in net income (loss):
Depreciation and amortization of long-lived assets	11.6	6.3
Debt issuance cost amortization	0.3	0.3
Income of equity method investees	(0.6)	(2.7)
Gains on asset disposals and impairments	0.7	—
Provision for (benefit from) deferred taxes	(1.0)	—
Recognition of losses for pension and postretirement plans	0.2	—
Stock-based compensation, net of associated income taxes	4.2	4.9
Changes in assets and liabilities:
Accounts receivable	(5.8)	17.5
Contracts in progress and advance billings on contracts	(45.1)	(46.1)
Inventories	1.6	(1.0)
Income taxes	3.3	(0.4)
Accounts payable	(0.9)	(16.0)
Accrued and other current liabilities	(33.7)	1.3
Pension liabilities, accrued postretirement and employee benefits	(2.5)	(15.0)
Other, net	(0.3)	2.3
Net cash from operating activities	(74.8)	(37.9)
Cash flows from investing activities:
Purchase of property plant and equipment	(4.5)	(4.0)
Acquisition of businesses, net of cash acquired	(52.5)	—
Purchases of available-for-sale securities	(10.7)	(8.0)
Sales and maturities of available-for-sale securities	15.7	6.5
Other	(0.2)	(0.7)
Net cash from investing activities	(52.2)	(6.2)
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	255.4	—
Repayments of our U.S. revolving credit facility	(175.2)	—
Borrowings under our foreign revolving credit facilities	0.2	—
Repayments of our foreign revolving credit facilities	(2.2)	1.1
Repurchase of shares of common stock	(0.8)	(36.3)
Other	(1.3)	—
Net cash from financing activities	76.0	(35.2)
Effects of exchange rate changes on cash	1.3	1.0
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(49.6)	(78.4)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	95.9	365.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$46.3	$286.8

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS:	Three Months Ended March 31,
	2017	2016
REVENUES:
Power	$196.3	$288.7
Renewable	105.5	83.8
Industrial	92.2	32.5
Eliminations	(2.9)	(0.8)
	$391.1	$404.1

GROSS PROFIT:
Power	$43.0	$59.5
Renewable	10.6	13.4
Industrial	15.3	7.8
Intangible asset amortization included in cost of operations	(5.0)	(0.5)
Mark to market adjustment included in cost of operations	(1.0)	—

	Three Months Ended March 31,
	2017	2016
AMORTIZATION EXPENSE
Power	$0.3	$0.3
Renewable	0.2	0.2
Industrial	5.5	1.0
	$6.0	$1.5
DEPRECIATION EXPENSE
Power	$2.6	$2.6
Renewable	0.6	0.4
Industrial	0.5	0.3
Corporate	1.8	1.5
	$5.6	$4.8

BOOKINGS:	Three Months Ended March 31,
	2017	2016
Power	$176	$264
Renewable	36	104
Industrial	105	33
	$317	$401

BACKLOG:	As of March 31,
	2017	2016
Power	$598	$779
Renewable	1,171	1,479
Industrial	252	67
	$2,021	$2,325

(1) Figures may not be clerically accurate due to rounding.